Exhibit 10.9

LEASE

by and between

PLAINFIELD PARTNERS, LLC

a Delaware limited liability company,

as LESSOR

AND

CHICAGO BRIDGE & IRON COMPANY (DELAWARE)

a Delaware corporation,

as LESSEE

June 5, 2001

LEASE

THIS LEASE (this “Lease”) is dated as of the 5TH day of June, 2001 (the “Effective Date”), and is between Plainfield Partners, LLC, a Delaware limited liability company (“Lessor”), having an address at 3421 Manhattan Avenue, Manhattan Beach, California, 90266, and Chicago Bridge & Iron Company (Delaware), a Delaware corporation (“Lessee”), having an address at 1501 North Division Street, Plainfield, IL 60544-8984.

Article 1

1.1        Leased Property; Term.    Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee leases from Lessor all of Lessor’s rights and interest in and to the following property (collectively, the “Leased Property”):

A.	the plots, pieces or parcels of land (the “Land”) described in Exhibit A attached hereto;

B.	all buildings, structures and other improvements presently situated or hereafter constructed upon the Land (collectively, the “Leased Improvements”);

C.	all easements, rights licenses and appurtenances relating to the Land and the Leased Improvements and all rights to use all strips and rights-of-way (including public and private vehicular and pedestrian “rights-of-way), if any, abutting, adjacent, contiguous to or adjoining the Land and the Leased Improvements; and

D.	All fixtures in the nature of leasehold improvements which are integral to the operation of the Leased Improvements which are now or hereafter owned by Lessor, including, without limitation, all heating, ventilating, lighting, plumbing, electrical, and air conditioning fixtures, and all hot water heaters, furnaces, heating controls, motors and other equipment and improvements affixed to and necessary for the maintenance and operation of the Leased Improvements (collectively, the “Fixtures”).

TO HAVE AND TO HOLD for a term of twenty (20) years (plus any initial partial month if the Commencement Date is not the first day of the month) (the “Term”) commencing on June 13, 2001 (the “Commencement Date”), and ending at midnight on June 30, 2021, unless extended pursuant to Article 32 or earlier terminated pursuant to and in accordance with the provisions of this Lease. The parties acknowledge that Lessee has a beneficial interest in, and the power to enforce, during the Term, and any extension or renewal thereof all plans and specifications, including but not limited to, a complete set of the final working drawings in reproducible form, relating to the construction of the Leased Improvements and all unexpired warranties, guarantees, and sureties, if any, received in connection with the construction or improvement of the Leased Improvements or Fixtures.

Article 2

2.1        Definitions.    As used in this Lease, (a) unless otherwise specified, all references to sections and articles shall refer to sections or articles of this Lease, (b) all terms defined herein in the singular shall have the same meanings when used in the plural and vice versa, and (c) the following capitalized terms have the respective meanings set after them:

“Additional Rent”: As defined in Section 3.2.

“Alterations”: As defined in Section 10.1.

“Basic Rent”: As defined in Section 3.1.

“Broker”: As defined in Section 31.14.

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the State of Illinois are authorized, or obligated, by law or executive order to close.

“Capital Replacement”: As defined in Section 9.1(c).

“Capital Replacement Cost”: With respect to each Capital Replacement, all costs reasonably incurred by Lessee in effecting the Capital Replacement, including any reasonably incurred points or other fees or closing costs payable in connection with any financing directly or indirectly providing funds for all or a portion of the costs of the Capital Replacement.

“Commencement Date”: As defined in Section 1.1.

“Consolidated Tangible Net Worth”: The consolidated net worth of any Person and its Subsidiaries less the sum of the following consolidated items: (a) any surplus resulting from any write-up of assets; (b) goodwill, including any amounts (however designated on the balance sheet of such Person or any of its Subsidiaries) representing the cost of acquisitions of Subsidiaries in excess of underlying tangible assets, unless an appraisal of such assets made by a reputable firm of appraisers at the time of acquisition shall indicate sufficient value to cover such excess; (c) patents, trademarks, copyrights, leasehold improvements not recoverable at the expiration of a lease and deferred charges (including, but not limited to, unamortized debt discount and expense, organization expenses, experimental and development expenses, but excluding prepaid expenses and prepaid taxes); (d) any amounts at which shares of capital stock of such Person appear on the asset side of the balance sheet of such Person or any of its

Subsidiaries; and (e) any amount of indebtedness not included in the computation of the consolidated net worth of such Person and its Subsidiaries.

“Damage”: Any material damage to or destruction of all or part of the Leased Property during the Term hereof.

“Default”: Any condition or event which constitutes or would constitute an Event of Default either with or without notice or lapse of time, or both.

“Environmental Report”: That certain environmental audit report for the Leased Property entitled “Phase I Environmental Site Assessment” prepared by SECOR International, Incorporated, dated May 2, 2001.

“Event of Default”: As defined in Section 17.1.

“Extension Option”: As defined in Section 32.1.

“Fair Market Rent”: As defined in Section 32.2.

“First Extension Period”: As defined in Section 32.1.

“Fixtures”: As defined in Section 1.1.

“Guarantor”: Chicago Bridge & Iron, N.V., a Netherlands corporation.

“Guaranty”: As defined in Section 23.3.

“Hazardous Materials”: Any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials, asbestos or any material containing asbestos, or any other substance or material as defined by any federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.) and in the regulations adopted and publications promulgated pursuant to each of the foregoing or by any federal, state or local governmental authority having or claiming jurisdiction over the Leased Property.

“Impositions”: All taxes assessed by governmental bodies (including without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, levies, levy taxes, fees validly imposed by utility providers or other governmental bodies (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental and quasi-governmental charges whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Basic Rent or Additional Rent (including all interest and penalties thereon), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor’s Assignee, if any, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with, the Leased Property or the leasing or use of the Leased Property or any part thereof. Lessee’s obligation for Impositions shall include Impositions on any land or Improvements which are not separately assessed from the Leased Property, but do not constitute a part of the Leased Property until a separate tax parcel is created for such jointly assessed land. Nothing contained in this Lease shall be construed to require Lessee to pay any tax, assessment, levy or charge imposed on Lessor or Lessor’s Assignee, if any, with respect to property other than the Leased Property, or to pay any tax, charge or assessment for the privilege of doing business in the State specifically as a Limited Liability Company, or any capital levy, estate, inheritance, succession, transfer, net income or net revenue tax of Lessor or Lessor’s Assignee, if any, except that if at any time after the date hereof the methods of taxation prevailing at the date hereof shall be altered so that in lieu of or as an addition to or as a substitute for the whole or any part of the taxes assessments, rents, rates, charges, levies or impositions now assessed, levied or imposed upon all or any part of the Leased Property, there shall be assessed, levied or imposed (a) a tax, assessment, levy, imposition or charge based on the gross income or gross rents received therefrom from Lessee whether or not wholly or partially as a capital levy or otherwise which is calculated without deduction of any portion of such gross income or gross rents so received, or (b) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Leased Property and imposed upon Lessor or Lessor’s Assignee, if any, or (c) a license fee measured by the gross rents received from Lessee which is calculated without deduction of any portion of such gross rents so received, or (d) any other tax, assessment, levy, imposition, charge or license fee however described or imposed; then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Impositions payable by Lessee hereunder; provided that any tax, assessment, levy, imposition or charge imposed on income from the Leased Property shall be calculated as if the Leased Property is the only asset of Lessor.

“Indenture”: Any mortgage deed of trust or deed to secure debt, as applicable, constituting a first lien on the Leased Property as the same may be modified, amended or supplemented from time to time, which may be executed as security for any indebtedness of the Lessor.

“Insurance Requirements”: All requirements necessary to maintain in full force and effect the insurance policy(ies) applicable to the Leased Property required under this Lease.

“Land”: As defined in Section 1.1.

“Leased Improvements”: As defined in Section 1.1.

“Leased Property”: As defined in Section 1.1.

“Lease Year”: A twelve (12) month period commencing on the Commencement Date or on an annual anniversary date thereof as the case may be.

“Legal Requirements”: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or private covenants and restrictions of record affecting either the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications or alterations in or to the Leased Property or (b) in any way limit the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee, at any time in force affecting the Leased Property.

“Lessee’s Equipment”: As defined in Section 6.2.

“Lessor’s Assignee”: Collectively, the lender or successor thereto that financed Lessor’s purchase and/or ownership of the Leased Property from Lessor, or refinancing lender, which lender received as security a collateral assignment of Lessor’s interest in this Lease and an Indenture.

“Lessor’s Share”: With respect to each Capital Replacement, the total Capital Replacement Cost less a sum determined by multiplying the Capital Replacement Cost times a fraction, the numerator of which is the number of full calendar months from the date on which the Capital Replacement Cost was incurred by Lessee to the date of the expiration or earlier termination of the Lease and the denominator of which is the Useful Life of the Capital Replacement (provided that the fraction in no event shall be greater than one).

“Loan Documents”: Any and all loan agreements, notes, security agreements, subordination, non-disturbance and attornment agreement, and related agreements between Lessor and Lessor’s Assignee pertaining to Lessor’s financing of the Leased Property, including modifications, renewals or replacements thereto (including, without limitation, any Indenture, promissory notes, subordination, non-disturbance and attornment agreements, loan agreements and the like).

“Material Event of Default”: As defined in Section 17.1.

“Officer’s Certificate”: A certificate of Lessee signed by the president or any vice president or the treasurer, or another officer authorized to so sign by the board of directors or bylaws of Lessee.

“Operating Agreement”: The Plainfield Partners, LLC Limited Liability Company Agreement dated June     , 2001.

“Overdue Rate”: Five percent per annum above Chase Manhattan Bank’s prime interest rate in effect from time to time, or fifteen percent per annum, whichever is higher, provided that such interest rate shall not exceed the maximum interest rate permitted by law.

“Payment Date”: Any due date for the payment of the installments of Basic Rent.

“Permitted Use”: All uses undertaken by Lessee prior to the Commencement Date in connection with the lawful conduct of its business, including, but not limited to, warehousing and distribution, office uses, research and development, manufacturing and any other lawful use.

“Person”: Any individual, corporation, partnership, joint venture, estate, trust, unincorporated association, limited liability company, any federal, state, county or municipal government, or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Rent”: Collectively, the Basic Rent and Additional Rent.

“Rent Notice”: As defined in Section 32.2.

“Sale Contract”: That certain Purchase and Sale Contract, of even date herewith, by and between Lessor, as purchaser, and Lessee, as seller, concerning the Leased Property.

“Second Extension Period”: As defined in Section 32.1.

“State”: Illinois.

“Subsidiary”: (a) Any corporation more than fifty percent (50.0%) of whose voting stock is owned or controlled, directly or indirectly, by such entity or one or more other Subsidiaries of such entity, or (b) any limited partnership of which such entity or any of its Subsidiaries is a general partner, or (c) any other entity (other than a corporation) in which such entity or one or more other Subsidiaries of such entity, or such entity and one or more other Subsidiaries of such entity, directly or indirectly, owns more than fifty percent (50.0%) of the outstanding capital stock or has the power, through the ownership or voting stock, by contract or otherwise, to direct or cause the direction of the management and policies of such entity.

“Successor Corporation”: (a) a corporation into which or with which Lessee, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving such merger or consolidation; or (b) a corporation acquiring this Lease and the estate hereby granted, the goodwill and all or substantially all of the other property and assets (other than capital stock of such acquiring corporation) of Lessee, its corporate successors or assigns, and assuming all or substantially all of the liabilities of Lessee, its corporate successors and assigns; or (c) a corporation which acquires all of the issued and outstanding capital stock of Lessee; or (d) any corporate successor to a Successor Corporation; provided that such merger or consolidation, or such acquisition and assumption, as the case may be, is not principally for the purpose of transferring the leasehold estate created hereby; or (e) Guarantor.

“Taking”: A taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

“Term”: As defined in Section 1.1.

“Termination Notice”: As defined in Section 15.3.

“Transfer”: As defined in Section 23.1.

“Unavoidable Delays”: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of Lessee, provided that lack of funds regardless of the cause therefor shall not be deemed a cause beyond the control of Lessee.

“Useful Life”: As defined in Section 9.1(c).

Article 3

3.1        Basic Rent.    Lessee will pay to Lessor (by tendering such payment to Lessor’s Assignee) in lawful money of the United States of America which shall be legal tender for the payment of public and private debts at Lessor’s address set forth above or at such other place or to such other Persons as Lessor from time to time may designate in writing, a net basic rental (the “Basic Rent”), in advance during the Term, of Eleven and 57/100 Dollars ($11.57) per square foot, which equals Two Million Twenty Five Thousand Dollars ($2,025,000.00) per annum, payable in equal monthly installments of One Hundred Sixty eight Thousand Seven Hundred Fifty Dollars ($168,750.00). On July 1, 2006, on July 1, 2011 and on July 1, 2016, Basic Rent shall increase, if at all, by the lesser of (i) ten and one half percent (10.5%) or (ii) one hundred fifty percent (150%) of the percentage increase in the CPI (as hereinafter defined), if any, between the CPI published for the applicable Earlier Month (as hereinafter defined) and the applicable Later Month (as hereinafter defined), calculated by dividing the difference between the CPI for said Later Month and the CPI for said Earlier Month by the CPI for said Earlier Month and converting the quotient (rounded up to the nearest 1/1000) to a percent. As used herein, “CPI” shall mean the consumer price index now known as “United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, U.S. City Average for all Urban Consumers, Seasonally Adjusted, All items, (1982-84=100).” As used herein, “Later Month” shall mean the calendar month 4 months prior to the date on which the increase shall occur. As used herein, “Earlier Month” shall mean the same month as the Later Month of the calendar year that is five years prior to the year of the applicable Later Month. By way of example only, if the Commencement Date is June 1, 2001, then the Later Month for the purpose of calculating the first adjustment to the Basic Rent during the Term will be February of 2006 and the Earlier Month will be February of 2001 and if the CPI published for the Earlier Month is 156 and the CPI published for the Later Month is 165, then the CPI increase would be 8.7% (165 - 156 = 9; 9/156 = .057692; rounded up to .058, the equivalent of 5.8%, multiplied by 1.5, the equivalent of 8.7%), which would, in turn, mean that the Basic Rent per annum upon the commencement of the 61st full calendar month of the Term would be increased by $176,175 (8.7% < 10%; .087 x 2,025,000 = 176,175) to $2,201,175, payable in equal monthly installments of $183,431. If at any time during the Term, the CPI shall be discontinued, Landlord and Tenant shall mutually and reasonably agree to substitute nationally recognized index calculating changes in consumer prices and to apply the same to determine the increase, if any, in Basic Rent. Landlord shall advise Tenant of the amount of the increase, if any, in the Basic Rent hereunder no later than 45 days prior to the date on which the increase will take effect.

If the Commencement Date is not on the first day of a month, the Basic Rent for the first month of the Lease Term shall be prorated accordingly. The proportionately reduced Basic Rent, if applicable, for any partial first month of the Lease Term shall be paid on the Commencement Date.

Lessee agrees to wire federal or other immediately available funds in payment of the Basic Rent on the day each payment is due, or if such day is not a Business Day then on the Business Day prior to such date in such location as Lessor may designate, on each such date. The Basic Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Basic Rent throughout the Term. If any portion of the Basic Rent is not paid on or before the date on which it is due, Lessee shall pay to Lessor on demand an amount equal interest at the Overdue Rate on such unpaid Basic Rent from the date due to the date of payment, plus any other fees or late charges assessed against Lessor by Lessor’s Assignee resulting therefrom.

3.2        Additional Rent.    In addition to the Basic Rent, Lessee will also pay and discharge as additional rent, subject to Section 4.1 below, all Impositions and all other monetary obligations of Lessee under the Lease, and in the event of any failure on the part of Lessee to pay any of the foregoing, every fine, penalty, interest, fees and late charges and costs which may be added for nonpayment or late payment thereof (collectively, the “Additional Rent”) and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise as in the case of non-payment of the Basic Rent. If any installment of Basic Rent or Additional Rent shall not be paid on or before its due date, Lessee will pay Lessor on demand, as Additional Rent, interest on such overdue amount (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof, plus any other fees or late charges assessed against Lessor by Lessor’s Assignee resulting therefrom.

Article 4

4.1        Payment of Impositions.    Subject to Section 13.1 relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and will promptly furnish to Lessor and Lessor’s Assignee if any, copies of official receipts or other satisfactory proof evidencing such payments. Lessee’s obligation to pay Impositions shall be deemed absolutely fixed upon the date such Impositions, respectively, become a lien upon the Leased Property or any part thereof. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments during the Term hereof as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. If any assessment for a public improvement is required to be paid in one lump sum payment, Lessee shall pay such lump sum payment. Lessee, at its expense, shall prepare and, to the extent it may legally do so, file all tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, provided that no uncured Event of Default shall then exist, the same shall be retained by Lessee. In the event that an Event of Default shall have occurred and not been cured, any such refund shall be the property of Lessor and, if received by Lessee, shall be promptly paid over to Lessor. The provisions of this Section 4.1 shall survive termination of this Lease. In addition, Lessee shall be responsible for all Impositions to the extent accruing, assessed or becoming due and payable prior to the Commencement Date.

4.2        Notice of Impositions.    Lessor shall give prompt notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor at any time has knowledge, but Lessor’s failure to give any such notice shall in no way diminish Lessee’s obligations hereunder.

4.3        Adjustment of Impositions.    Impositions imposed in respect of the calendar year period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination (to the extent the Imposition applies to any period during the Lease Term), and Lessee’s obligation to pay its prorated share thereof shall survive such termination. The foregoing shall not limit Lessor’s damages in the event such termination is by reason of Lessee’s default.

4.4        Utility Charges.    Lessee will pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

4.5        Insurance Premiums.    Lessee will pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Section 14.1.

4.6        Nonpayment.    If Lessor fails to timely pay any obligation described in this Article 4 and such failure results in (i) the occurrence of a event of default (as defined in any Indenture) under such Indenture and (ii) as a result of such default, Lessor’s Assignee requires monthly escrow payments of the expense(s) in question, Lessee shall pay one twelfth (1/12th) of such expense into an escrow to be held by Lessor’s Assignee pursuant to the terms of the Indenture.

Article 5

5.1        No Termination, Abatement, etc.    Except as otherwise specifically provided herein or in § 13.13 of the Operating Agreement, Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action to modify, surrender or terminate the same, nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, due to (a) any damage to, or destruction of, the Leased Property, (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property or any portion thereof, the interference with such use by any Person or by reason of any eviction by paramount title, or any other defect in title, or Lessee’s acquisition of ownership of the Leased Property otherwise than pursuant to an express provision of this Lease, (c) any claim which Lessee has or might have against Lessor or against any of Lessor’s Assignee, if any, or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or any action with respect to this Lease that may be taken by a trustee or receiver of Lessor or any assignee of Lessor or by any court in any such proceeding, or (e) for any other cause whether similar or dissimilar to any of the foregoing. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be available to Lessee by law or in equity to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the net Basic Rent and Additional Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease.

Article 6

6.1        Ownership of the Leased Property.    Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

6.2        Lessee’s Equipment.    Lessee may, at its expense, install or assemble or place on the Land or in the Leased Improvements, and remove and substitute, any items of machinery, equipment, furnishings or trade fixtures or other personal property owned by Lessee and used or useful in Lessee’s business (collectively, “Lessee’s Equipment”), and Lessee shall remove the same upon the expiration or prior termination of the Term; provided, however, that Lessee shall have no right to remove any item which constitutes a Fixture owned by Lessor. All Lessee’s Equipment shall be and remain the property of Lessee, provided that any of Lessee’s Equipment not removed by Lessee within thirty (30) days of the expiration or earlier termination of this Lease shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Lessee. If Lessee intends to not remove all of Lessee’s Equipment on or before the expiration or prior termination of the Term, then Lessee shall send written notice of such intention to Lessor at least thirty (30) days prior to the expiration or prior termination of the Term or, if less notice of any prior termination is received, then within five (5) days of Lessee’s receipt of notice of the termination of the Lease. In the event Lessee does not remove all of Lessee’s Equipment prior to the expiration or prior termination of the Term, Lessee shall continue to pay Basic Rent and Additional Rent during the entire thirty (30) day period following the expiration or early termination of the Term regardless of Lessee’s occupancy of the Leased Property for less than the full thirty (30) day period following such expiration or termination. The net proceeds received by Lessor from the sale of any abandoned Lessee’s equipment shall be accounted for and offset against Lessor’s claim against Lessee under this Lease, with any surplus promptly remitted to Lessee. All costs and expenses incurred in removing, storing and disposing of Lessee’s Equipment shall be paid by Lessee. Lessee will repair, at its expense, all damage to the Leased Property caused by the removal of Lessee’s Equipment, whether effected by Lessee or with respect to abandoned Lessee’s Equipment, by Lessor. Lessor shall not be responsible for any loss or damage to any of Lessee’s Equipment abandoned by Lessee. This Section 6.2 shall survive the expiration or early termination of this Lease.

Article 7

7.1        Condition of the Leased Property.    Lessee has been in occupancy and possession of the Leased Property since as early as March, 1967. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined title to, and the condition of, the Leased Property prior to the execution and delivery of this Lease and has found the same to be satisfactory to Lessee. Lessee is renting the Leased Property “as is” in its present condition. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN, LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO COMPLIANCE WITH LEGAL REQUIREMENTS, AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, OR AS TO LESSOR’S TITLE THERETO OR OTHERWISE, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT.

7.2        Use of the Leased Property.    Lessee may use the Leased Property only for the Permitted Use. Lessee agrees that it will not permit any unlawful occupation, business or trade to be conducted on the Leased Property or any use to be made thereof contrary to any Legal Requirements or Insurance Requirements applicable thereto; provided, however, that if any improvements, repairs or replacements are required to the Leased Property, which improvements, repairs or replacements are not attributable to Lessee’s specific use of the Leased Property, due to a Legal Requirement or an Insurance Requirement, Lessor and Lessee shall share the cost associated therewith in accordance with Section 9.1(c) of this Lease. Lessee shall not use or occupy or permit the Leased Property to be used or occupied, nor do or permit anything to be done in or on the Leased Property or any part thereof, in a manner that may make it impossible to obtain any insurance thereon which Lessee is, or may be, required to furnish hereunder, or that will cause or be likely to cause structural or other material injury to any of the Leased Improvements or the Fixtures, or that will constitute a public or private nuisance or waste.

Article 8

8.1        Compliance with Legal and Insurance Requirements, Instruments, etc.    Subject to Section 13.1 relating to permitted contests and except as otherwise provided for herein, Lessee, at its expense, will promptly (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith shall require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and whether or not such Legal Requirements or Insurance Requirements represent a change in policy of the entity promulgating or enforcing any such Legal Requirement or Insurance Requirement, and (b) procure, maintain and comply with all licenses and other authorizations required for any use of the Leased Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Improvements or any part thereof.

Article 9

9.1        Maintenance and Repair.

(a)        Lessee, at its expense, which in accordance with subparagraph (c) hereof may be shared with Lessor, will maintain the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto in good condition, repair and working order (ordinary wear and tear excepted), and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise). All repairs shall be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof or commit any waste of the Leased Property or any part thereof.

(b)        Except as otherwise provided for herein, Lessor shall not under any circumstances be required to build any improvements on the Leased Property, or to make any repairs, replacements, alterations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever in connection with this Lease, or to maintain the Leased Property in any way. Lessee hereby waives the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution this Lease or hereafter enacted.

(c)        To the extent set forth below, and excluding any Taking or Damage, which shall be governed by the provisions of Article 15 hereof, Lessee and Lessor shall be jointly responsible for the costs of repairs or replacements of any roof, foundation, floor slab, heating and air conditioning systems, sewers, load bearing structural portions of the Improvements, or any paved areas (i.e., parking lots, walkways, roadways and driveways), arising out of or resulting from a single or related occurrence, event or change in Legal Requirements or Insurance Requirements that following such repairs or replacements has a projected useful life equal to or in excess of five (5) years and the aggregate the cost of which such replacements or repairs exceeds One Hundred Twenty Five Thousand Dollars ($125,000) (“Capital Replacement(s)”); provided that no such costs shall be payable by Lessor until the expiration or earlier termination of this Lease. For the purpose of this clause, the useful life of each item of Leased Property (the “Useful Life”) shall be deemed to be the lesser of (i) the useful life determined in accordance with the U.S. Department of the Treasury guidelines as promulgated in the Table of Class Lives and Recovery Periods, “Appendix B” of Internal Revenue Service Publication No. 946, or such other I.R.S. Publication in effect and serving the same purposes herein contemplated at the time such equipment or improvement is placed in service and (ii) fifteen (15) years. At the expiration of or earlier termination of the Lease, Lessee shall have the right to request reimbursement of Lessor’s Share of the cost of a Capital Replacement incurred by Lessee (calculated according to the following formulas set forth in Section 2.1 hereof). Lessor shall pay Lessor’s Share to Lessee within ten (10) days of a written demand therefor. If any particular Capital Replacement cost will exceed $1,000,000 or if Lessor’s Share is projected to exceed $25,000 then Lessee, except in cases of emergency, shall obtain Lessor’s prior written approval for said Capital Replacement cost, which approval shall not be unreasonably withheld, conditioned or delayed. Failure by Lessor to approve the reasonable cost of any particular Capital Replacement shall relieve Lessee of any obligation hereunder to make such Capital Replacement. In addition, Lessor’s failure to respond in writing to Lessee’s written request for Lessor’s approval of a particular Capital Replacement within ten (10) days of Lessee’s forwarding the same to Lessor shall be conclusively deemed an approval by Lessor of such Capital Replacement and agreement to pay Lessor’s Share of the cost. The foregoing shall not apply to any Capital Replacements necessitated by Lessee’s Alterations or the willful misconduct or negligence of Lessee or Lessee’s employees, customers or other invitees or agents; it being understood that Lessee shall be responsible for all such costs. Any claim by Lessee against Lessor pursuant to this Section 9.1(c) is hereby subordinated to the payment in full of any then due and payable indebtedness secured by the Indenture.

(d)        Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property.

(e)        Upon the expiration or prior termination of the Term, Lessee will vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for reasonable wear and tear and casualty or condemnation loss.

9.2        Encroachments, Restrictions, etc.    If Lessee hereafter shall cause any of the Leased Improvements to encroach upon any property, street or right-of-way adjacent to the Leased Property, or to violate the agreements or conditions contained in any restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any Person affected by any such encroachment, violation or impairment, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (ii) make such changes in the Leased Improvements and take such other actions as shall be necessary to remove such encroachment and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements. Any such alteration shall be made in conformity with the requirements of Section 10.1. All such conditions existing as of the Commencement Date shall be deemed permitted by both Lessor and Lessee.

Article 10

10.1        Alterations. Substitutions and Replacements.    Lessee, at its expense, may at any time and from time to time make alterations of, and additions to, the Leased Improvements or any part thereof and substitutions and replacements for the same in compliance with all applicable laws (collectively, “Alterations”), provided that (a) the market value of the Leased Property shall not be reduced or its usefulness impaired as a result of said Alterations, (b) the work shall be done expeditiously and in a good and workmanlike manner using new materials of good quality, (c) Lessee shall comply with all Legal Requirements and Insurance Requirements, if any, applicable to the work, (d) no substantial Leased Improvements shall be demolished unless Lessee shall have first furnished Lessor with such surety bonds or other security acceptable to Lessor as shall assure that the cost of rebuilding of such Leased Improvements shall be met, (e) Lessee shall promptly pay all costs and expenses and discharge any and all liens arising in respect of the work and (f) no Alteration shall adversely affect the mechanical, utility, heating, ventilating and air conditioning systems or electrical systems of the Leased Improvements. All Alterations shall immediately become and remain the property of Lessor, shall be deemed part of the Leased Property, and shall be subject to all of the terms and provisions of this Lease. If the Alteration impacts the structural load-bearing components of the Leased Improvements, such Alteration shall be made under the supervision of a qualified and licensed architect or engineer. No Alterations shall be made which would tie in or connect any Leased Improvements on the Leased Property with any other improvements on property adjacent to the Leased Property, except for roads, pavement and utility connections and the like.

Article 11

11.1        Environmental Matters.    In the event any activity has been, or in the future will be conducted at the Leased Property or any past, present or future use of the Leased Property in any manner (a) which would cause the Leased Property to become a hazardous waste treatment storage or disposal facility within the meaning of, or otherwise bring the Leased Property within the ambit of, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., or any other federal, state or local law, rule, ordinance or regulation relating to Hazardous Materials, (b) so as to cause a release or threatened release of Hazardous Materials from the Leased Property within the meaning of, or otherwise bring the Leased Property within the ambit of, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601-9657, or any other federal, state or local law, rule, ordinance or regulation relating to Hazardous Materials, or (c) so as to cause the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions, which would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., or the Clean Air Act, 42 U.S.C. §§ 7401 et seq., or any other federal, state or local law, rule, ordinance or regulation relating to Hazardous Materials, Lessee agrees to promptly notify Lessor and Lessor’s Assignee (provided that Lessor shall have provided Lessor with Lessor’s Assignee’s address(es)), if any, and further agrees promptly to so notify such parties of any claim made with respect to any of such matters. In the event that the Lessee discovers that Hazardous Materials exist on the Leased Property in violation of any applicable law, rule, ordinance or regulation (not disclosed in the Environmental Report), Lessee shall also promptly notify Lessor of such condition and shall with all reasonable diligence take every action necessary to remove such Hazardous Materials and remediate the Leased Property in a manner and to the extent required by applicable State authorities, the Federal Environmental Protection Agency or like authorities (collectively, the “Environmental Authorities”) under applicable law.

Article 12

12.1        Liens.    Subject to Section 13.1 relating to contests, Lessee will promptly discharge at its expense any filed lien, encumbrance, attachment, or levy against the Leased Property, the Basic Rent or Additional Rent caused by or directly or indirectly created by Lessee’s (or its agents’ or employees’), not including, however, the following:

(1)	this Lease;

(2)	the Indenture, any other Loan Documents and any indebtedness secured thereby;

(3)	encumbrances permitted by Lessor and Lessor’s Assignee in writing, which consent shall not be unreasonably withheld;

(4)	Permitted Exceptions (as defined in the Sale Contract);

(5)	liens for those taxes of Lessor which Lessee is not required to pay hereunder;

(6)	subleases permitted by Article 23;

(7)	liens for Impositions or liens for sums resulting from noncompliance hereunder with Legal Requirements so long as (A) the same are not yet payable or are payable without the addition of any fine or penalty or (B) such liens are in the process of being contested as permitted by Section 13.1; and

(8)	filed liens of mechanics, laborers, materialmen, suppliers or vendors for sums disputed; provided that any such liens are in the process of being contested as permitted by Section 13.1.

12.2        Loan Documents.    Lessor hereby agrees that Lessor shall, at all times, make any and all payments and perform any act required to be made or performed by Lessor under any Loan Document in accordance with the terms thereof.

Article 13

13.1        Permitted Contests.    Lessee, on Lessor’s behalf, but at Lessee’s expense may contest, by appropriate legal proceedings conducted in good faith, with due diligence and in accordance with applicable laws, the amount or validity or application, in whole or in part, of any Imposition or any Legal Requirement or Insurance Requirement or any lien, encumbrance, charge or claim not permitted by Section 12.1, provided that (a) in the case of an unpaid Imposition, lien, encumbrance, charge or claim, the commencement and continuation of such proceedings shall by operation of law suspend the collection thereof from Lessor and/or from the Leased Property, (b) neither the Leased Property nor any rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, terminated, canceled or lost, (c) in the case of a Legal Requirement, Lessor would not be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings, (d) in the case of a Legal Requirement and/or an Imposition, lien, encumbrance or charge, Lessee shall give such reasonable security as may be demanded by Lessor or Lessor’s Assignee, if any, to insure ultimate payment of the same, including, without limitation, all interest and penalties thereon, and to prevent any sale or forfeiture of the Leased Property, the Basic Rent and any Additional Rent by reason of such non-payment or noncompliance, provided, however, Lessee is not permitted to contest, and the provisions of this Section shall not be construed to permit Lessee to contest, the payment of Basic Rent, Additional Rent or any other sums payable by Lessee to Lessor hereunder, (e) in the case of an Insurance Requirement, the coverage required by Article 14 shall be maintained, (f) Lessee (and/or Guarantor, if Guarantor shall establish that such funds are set aside for the benefit of Lessee) shall have set aside adequate reserves for the payment of any unpaid Imposition, Legal Requirement, lien, encumbrance or charge, and (g) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Rent due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessee shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

Article 14

14.1        Insurance.    So long as this Lease remains in effect, Lessee agrees to maintain at all times and at its expense insurance, covering the Leased Property as follows

(a)        Property Insurance.    “All Risk” property and fire insurance with respect to the Leased Improvements against any peril normally encompassed in a “All Risks of Physical Loss” policy, with extended coverage endorsement including malicious mischief and vandalism in an amount equal to the full insurable value of the Leased Property (with a deductible in an amount not to exceed $50,000). The term “full insurable value” as used herein shall mean the actual replacement cost of the Leased Property (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving).

(b)        Liability Insurance.    Comprehensive general liability insurance, including bodily injury, death and property damage liability, and umbrella liability insurance against any and all claims, including all legal liability to the extent insurable imposed upon Lessor’s Assignee and all court costs and attorneys’ fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Leased Property with a combined single limit of $1,000,000.00 (or $3,000,000.00 if the Leased Property contains one or more elevators) and with at least $2,000,000.00 (or $6,000,000.00 if the Leased Property contains one or more elevators) aggregate limit. In the event that any payment of proceeds is made under any umbrella liability insurance policy, the Lessee shall confirm that at all times there shall be at least $1,000,00.00 (or $3,000,000.00 if the Leased Property contains one or more elevators) of liability insurance coverage per occurrence with at least $2,000,000.00 (or $6,000,000.00 if the Leased Property contains one or more elevators) aggregate limit.

(c)        Workers’ Compensation Insurance.    Statutory workers’ compensation insurance (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by it), with respect to any work on, about or regarding the Leased Property.

(d)        Business Interruption.    Loss of “rental value” insurance in an amount sufficient to avoid any co-insurance penalty and to provide proceeds which will cover a period of not less than 12 months, as required by the Indenture.

(e)        Boiler and Machinery Insurance.    Broad form boiler and machinery insurance coverage (whether as part of the property insurance policy required under

Section 14.1(a) hereof or as a separate policy) covering all boilers or other pressure vessels, machinery and equipment located in, on or about the Leased Property and insurance against loss of occupancy or use arising from any such breakdown in an amount equal to 100% of the actual replacement cost of such machinery (without taking into account any depreciation) and containing deductibles of $50,000.

(f)        Flood Insurance.    If all or any portion of the Leased Property is located within a federally designated flood hazard zone, flood insurance if and as is commercially available and in such amount and with such deductibles as Lessor’s Assignee may reasonably require.

(g)        Builder’s Risk Insurance.    During the construction of any expansion or additional structures on the Leased Property, the property insurance to be provided by Lessee shall include coverage of the Leased Improvements, on a replacement cost basis, against risks of loss associated with construction, including without duplication of coverage, theft, vandalism, malicious mischief, collapse, false-work, temporary buildings, and debris removal, including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for architect’s services and expenses required as a result of such insured loss. Notwithstanding anything else herein contained, Lessee’s obligation to procure and maintain such insurance shall cease upon final completion and payment for the expansion or additional structures so constructed.

All insurance policies shall name Lessor’s Assignee and their successors and assigns as additional insureds, mortgagees and/or loss payees, as reasonably deemed appropriate by Lessor’s Assignee, and shall provide that all proceeds are payable to Lessee and/or Lessor’s Assignee as their respective interests may appear. All insurance policies required hereunder shall be issued by corporate insurers licensed to do business in the State and rated A:X or better by A.M. Best Company. Lessee shall have the right to provide the coverages required under this Article 14 under blanket policies so long as such blanket policies provide for the coverages (and in the amounts) required herein.

14.2        Policy Provisions and Certificates.    The insurance maintained by Lessee under clauses (a), (b), (d), (e) and (f) of Section 14.1 shall name Lessor and Lessee, as additional insureds or loss payees, as the case may be, as their respective interests may appear. The insurance maintained by Lessee under clauses (a), (b), (d), (e) and (f) of Section 14.1 shall provide that all property losses insured against shall be adjusted by Lessee (prior to an Event of Default) (subject to any approval rights of Lessor’s Assignee as set forth in the Loan Documents) and that the proceeds thereof shall be paid to Lessor’s Assignee; if pursuant to the Loan Documents, the proceeds are made available by Lessor’s Assignee for restoration, then the proceeds shall be applied in the manner hereinafter set forth in Section 15.1 and Section 15.3. All insurance maintained by Lessee shall provide that (a) no cancellation or material reduction thereof shall be effective until at least thirty (30) days after receipt by Lessor and Lessor’s Assignee, if any, of written notice thereof, and (b) all losses shall be payable notwithstanding any act or negligence of Lessor, Lessor’s Assignee, if any, or Lessee or their respective agents or employees which might, absent such agreement, result in a forfeiture of all or part of such insurance payment and notwithstanding (i) the occupation or use of the Leased Property for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken pursuant to any provision of the Indenture upon the happening of an event of default thereunder, or (iii) any change in title or ownership of the Leased Property or any part thereof. Lessee will, within fifteen (15) days after the same first becomes due hereunder, furnish to Lessor and Lessor’s Assignee certificates for the insurance required by Section 14.1, and not less than thirty (30) days before the expiration of any such insurance, certificates evidencing the replacement or renewal thereof, together with written evidence that the premium therefor has been paid.

14.3        Subrogation.    Intentionally omitted.

14.4        Other Insurance.    Lessee shall not take out separate insurance concurrent in form or contributing in the event of loss with that required by this Article 14 to be furnished by Lessee unless Lessor and Lessor’s Assignee, if any, are included therein as additional insureds as their respective interests may appear, with loss payable as in this Article provided. Lessee shall immediately notify Lessor and Lessor’s Assignee, if any, whenever any such separate insurance is taken out and shall deliver the policy or policies or duplicates thereof, or certificates evidencing the same as provided in this Article.

Article 15

15.1        Notice of Damage or Taking; Condemnation Awards.    In case of any Damage or Taking, Lessee shall forthwith give notice thereof to Lessor, but its failure to do so shall not affect the rights of the parties as set forth in this Article, except to the extent prejudice results to Lessor. If Lessor shall be advised by the condemning authority of a proposed Taking, Lessor shall forthwith give notice thereof to Lessee, but its failure to do so shall not affect the rights of the parties as set forth in this Article 15, except to the extent prejudice results to Lessee. In case of any such Taking (whether permanent or temporary) or Damage, the balance of all awards and insurance payments shall be equitably allocated among Lessor and Lessee according to their interests after payment in full satisfaction any indebtedness secured by any Indenture. Lessee may file and prosecute a separate claim (i) for the taking of personal property, inventory or trade fixtures belonging to Lessee, (ii) for the interruption of Lessee’s business or its moving costs, (iii) for the value of any leasehold improvements installed and paid for by Lessee, and (iv) (subject to the provisions of the immediately preceding sentence) other compensable tenant claims. Unless a Material Event of Default shall have occurred and not been cured, all sums so received by Lessor, shall be applied in accordance with the provisions of Section 15.3, except that any such sums received with respect to a Taking for temporary use shall be applied in accordance with the provisions of Section 15.2. If as a result of a Material Event of Default, Lessor has terminated the Lease or terminated Lessee’s right to possession of the Leased Property, Lessor may, at its option, retain all or of any portion of net proceeds of insurance for Damage and/or net awards for a Taking. For the purposes of this Lease, all amounts paid pursuant to any agreement with any condemning authority in settlement of any condemnation or other eminent domain proceeding affecting the Leased Property shall be deemed to constitute an award made in such proceeding whether or not the same shall have actually been commenced. For the purposes of this Article 15, the terms “net proceeds” and “net awards” shall mean, respectively, (i) any insurance proceeds in respect of any Damage, or (ii) any awards in connection with any Taking thereof, in each case, less all costs and expenses, including attorneys’ fees, incurred in connection with the seeking and obtaining of any such proceeds or awards.

15.2        Taking for Temporary Use.    In case of a Taking for temporary use, there shall be no termination, cancellation or modification of this Lease, and Lessee shall continue to perform and comply with (except as such performance and such compliance may be rendered impractical by reason of such Taking) all of its obligations under this Lease. If no Material Event of Default shall have occurred and not been cured, Lessor shall pay the net awards received by it (whether by way of damages, rent or otherwise) by reason of such Taking for temporary use to Lessee. If a Material Event of Default shall have occurred and not been cured, any such net award shall be retained by Lessor as a credit against Lessee’s obligations.

15.3        Other Taking; Damage or Destruction; Repair or Replacement.

(a)        Except as otherwise provided in Section 15.2 regarding temporary Takings, Lessee shall have the option to terminate this Lease if as a result of any Taking or Damage, (i) all of the Leased Property is taken, or (ii) twenty-five percent (25%) or more of the Leased Property is taken and the part of the Leased Property that remains cannot, within 18 months, be made reasonably suitable for the continued operation of Lessee’s business. If the Lease is not terminated by Lessee hereunder, then (i) this Lease will terminate as to the parts taken by the Taking but shall continue in full force and effect as to that portion of the Leased Property remaining subject, nevertheless, to any, rights of Lessor’s Assignee, and (ii) Lessee shall, using the amount of the insurance proceeds or the net condemnation award, as the case may be, received by Lessee (Lessor hereby agreeing to pay such proceeds and net award, as the case may be to Lessee for such restoration, subject to the rights of Lessor’s Assignee), diligently pursue to completion the restoration of the remaining Leased Property. Lessor shall have the option to terminate this Lease if, as a result of any Taking or Damage, (i) all of the Leased Property is taken or (ii) the Leased Property cannot, within 18 months, with diligent efforts, be made reasonably suitable for the continued operation of Lessee’s business. Lessee or Lessor, as the case may be, may exercise such option by giving written notice of its intent to terminate the Lease to the other not later than ninety (90) days after the Taking or Damage (the “Termination Notice”) which termination shall be effective retroactively as of the date of the Damage or Taking. In any event, Lessee’s obligations to pay Rent hereunder shall be subject to a just and reasonable reduction thereto according to the extent and nature of the Taking.

(b)        Upon delivery of a Termination Notice by either party in accordance herewith, the proceeds of any Taking and the right thereto shall be equitably allocated among Lessee and Lessor, subject to the rights of Lessor’s Assignee pursuant to the Loan Documents according to their interests and this Lease shall terminate as of the date of the Taking or Damage at which time the parties shall be released from any and all obligations and liabilities arising up to and including said date.

(c)        Except as otherwise provided in Subsection (a) hereof, in case of any Damage or Taking other than for temporary use and in the event that this Lease is not terminated as a result thereof, Lessee will, subject to receipt of sufficient proceeds or a sufficient award (Lessor hereby agreeing to pay such proceeds and net award, as the case may be to Lessee for such restoration, subject to the rights of Lessor’s Assignee), promptly commence and complete with due diligence (subject to Unavoidable Delays) the replacement and repair of the Leased Property in order to restore it as nearly as practicable to the value and condition thereof immediately prior to such Damage or Taking. If as a result of an Event of Default or Material Event of Default, Lessor has terminated the Lease, Lessor may, at its option, retain all or of any portion of net proceeds of insurance for damage or destruction and/or net awards for a Taking to the extent of such Event of Default or Material Event of Default. Upon completion of construction, Lessee shall deliver to Lessor (i) a copy of a permanent, unconditional certificate of occupancy for the Leased Property restoration work and (ii) an Officer’s Certificate and a certificate of an engineer or architect reasonably satisfactory to Lessor certifying to the completion of the repair or replacement of the Leased Property, the payment of the costs thereof in full, and the amount of such cost, and upon receipt of such certificates by Lessor, any balance of such proceeds and awards or other payments not required to be held or applied in accordance with the preceding sentence, shall if no Material Event of Default shall have occurred and not been cured, and subject to the rights of Lessor’s Assignee (1) in the case of insurance proceeds, be paid over to, and retained by Lessee, and (2) in the case of an award for a Taking, be paid over to Lessor. In the event of a Taking of such character as not to require any repair or replacement of the Leased Improvements, and upon delivery by Lessee to Lessor of an Officer’s Certificate certifying that such partial Taking has not materially affected the condition or use of the Leased Property, any net award or other payment for such Taking shall, if Lessee is not then in default hereunder, be paid over to Lessor.

Article 16

Intentionally omitted

Article 17

17.1        Events of Default.    Each of the following events shall constitute an “Event of Default”:

(a)        if Lessee shall fail to make payment of any Basic Rent or Additional Rent payable by Lessee under this Lease within the longer of (i) five (5) days of the due date or

(ii) such additional grace period or cure period as is afforded to Lessor and/or Lessee by Lessor’s Assignee; or

(b)        if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure shall continue for a period of thirty (30) days after written notice to Lessee thereof, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; or

(c)        if Lessee shall make a general assignment for the benefit of its creditors, or shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or failing to deny the material allegations of a petition against it for any such relief, or shall admit in writing its inability to pay its debts as they mature; or

(d)        if any proceeding against Lessee seeking any of the relief mentioned in clause (c) of this Section shall not have been stayed or dismissed within sixty (60) days after the commencement thereof; or

(e)        if a trustee, receiver or liquidator of Lessee or of any substantial part of its properties or assets, or of Lessee’s estate or interest in the Leased Property shall be appointed with the consent or acquiescence of Lessee, or if any such appointment, if not so consented to or acquiesced in, shall remain unvacated or unstayed for a period of sixty (60) consecutive days; or

(f)        if Lessee shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution or shall, in any manner, permit the divestiture of substantially all its assets (other than in connection with a merger of Lessee into, or a sale of all or substantially all of Lessee’s assets to, another corporation provided that the Guaranty shall remain in effect and the survivor of such merger or the purchaser of such assets shall assume all of Lessee’s obligations under this Lease by a written instrument, in form and substance reasonably satisfactory to Lessor and Lessor’s Assignee, if any, accompanied by an opinion of counsel, satisfactory to Lessor, stating that such instrument of assumption is valid, binding and enforceable against the parties thereto in accordance with its terms and a reaffirmation of the Guaranty executed by Guarantor, in form and content reasonably satisfactory to Lessor’s Assignee, and provided further that immediately after giving effect to any such merger the Lessee or other corporation (if not the Lessee) surviving the same shall have a Consolidated Tangible Net Worth at least equal to the Consolidated Tangible Net Worth of Lessee immediately prior to such merger); or

(g)        if the estate or interest of Lessee in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within sixty (60) days after commencement thereof (unless Lessee shall be contesting such lien or attachment in good faith in accordance with Section 13.1 hereof).

Upon an Event of Default, subject to Tenant’s right of contest under Section 17.8 hereof, or upon a Material Event of Default (as hereinafter defined), Lessor may, at its option and without limitation on any other remedies available to it, (i) terminate this Lease by giving Lessee notice of such termination and upon the giving of such notice, the Term shall terminate and all rights of Lessee under this Lease shall cease (it being understood that such termination shall not relieve Lessee of any liability with respect to any sums accruing under this Lease prior to the termination date), or (ii) to continue to enforce Lessee’s obligation to pay Basic Rent, Additional Rent, and all other sums as the same become due under this Lease, including such amounts as are provided under Section 17.5 below, without terminating this Lease. A “Material Event of Default” shall mean any Event of Default under Sections 17.1 (a), (c), (d), (e), (f) and (g) and any Event of Default under Section 17.1(b) that constitutes (or would constitute, with the giving of notice or passage of time or both) an event of default under the Loan Documents then applicable to the Leased Property, and any failure to comply with a Final Determination (as defined in Section 17.8). All Events of Default other than Material Events of Default shall be subject to Lessee’s right to contest under Section 17.8 of this Lease. Lessee will pay as Additional Rent all costs and expenses incurred by or on behalf of Lessor, including, without limitation, reasonable attorneys’ fees and expenses, escrows for Impositions and insurance premiums, as a result of any Material Event of Default hereunder.

17.2        Surrender; Entry by Lessor.    If a Material Event of Default shall have occurred and if this Lease or Tenant’s right to possession of the Leased Property has been terminated pursuant to Section 17.1, Lessee shall, if required by Lessor so to do, immediately surrender the Leased Property to Lessor and quit the same, and if permitted by applicable law, Lessor may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other Persons and any and all personal property from the Leased Property. Lessor shall be under no liability for or by reason of any such entry, repossession or removal.

17.3        Reletting by Lessor.    In the event this Lease has been properly terminated or Lessee’s right to possession has been properly terminated pursuant to this Article 17, Lessor, without notice to Lessee, shall use its reasonable efforts to mitigate any damages and attempt to relet the Leased Property or any part thereof for the account of Lessee, in the name of Lessee or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the then current Term) and on such conditions (which may include concessions or free rent) and for such purposes as Lessor may determine, and may collect, receive and retain the rents resulting from such reletting.

17.4        Current Liquidated Damages.    Neither (a) the termination of this Lease or termination of Lessee’s right to possession pursuant to Section 17.1, (b) the repossession of the Leased Property, (c) the failure of Lessor to relet the Leased Property, (d) the reletting of all or any portion thereof, nor (e) the failure of Lessor to collect or receive any rentals due upon any such reletting, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable to and including the date of such termination. Thereafter, monthly on the days on which the Basic Rent would have been payable under this Lease if the same had not been terminated and until the end of what would have been the then current Term in the absence of such termination, Lessee, at Lessor’s option, shall pay Lessor as and for liquidated and agreed current damages for Lessee’s default:

(a)        an amount equal to the Basic Rent and Additional Rent that would have been payable by Lessee hereunder if the Term had not been terminated, less

(b)        the net proceeds, if any, of any reletting of the Leased Property or any part thereof, after deducting all of Lessor’s expenses in connection therewith, including, without limitation, repossession costs, brokerage commissions, attorneys’ fees and expenses and any repair or alteration costs and expenses incurred in connection with such reletting.

17.5      Final Liquidated Damages.    At any time after the termination of this Lease pursuant to Section 17.1, whether or not Lessor shall have collected any current damages pursuant to Section 17.4, Lessor, at its option, shall be entitled to recover from Lessee and Lessee will pay to Lessor on demand as and for liquidated and agreed final damages for Lessee’s default (it being agreed that it would be impractical or extremely difficult to fix the actual damages) and in lieu of all current damages provided in Section 17.4 beyond the date to which the same shall have been paid:

(a)        the sum of (i) any past due Rent together with interest thereon (to the extent permitted by law) computed from the due date thereof to the date of payment of all sums due and owing at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser), (ii) the present value of the remaining payments of Basic Rent (which would otherwise have become due during the remainder of the then current Term but for such termination) as of the later of the date to which Basic Rent shall have been paid or the date to which Lessee shall have paid current damages pursuant to Section 17.4 together with interest thereon computed from the later of such dates to the date of payment of all sums due and owing at the Overdue Rate, and (iii) an amount equal to the Additional Rent and other charges (as reasonably estimated by Lessor) which would be payable hereunder from such date for what would have been the then unexpired current Term had the same not been terminated calculated on a quarterly basis, less

(b)        the then fair net rental value of the Leased Property for the period from the date of payment of such liquidated damages to the date which would have been the then expiration date of the then current Term had this Lease not been terminated (after deducting all reasonable estimated expenses to be incurred in connection with reletting the Leased Property, including, without limitation, repossession costs, brokerage commissions, attorneys’ fees and expenses and repair and alteration costs and expenses).

(c)        If any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such statute or rule of law.

17.6      Intentionally omitted.

17.7      Lessor’s Right to Cure Lessee’s Default.    If Lessee shall fail to make any payment or perform any act required to be made or performed under this Lease such that an Event of Default or Material Event of Default has occurred pursuant to Article 17. Lessor, and without waiving or releasing any obligation or Event of Default or Material Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be deemed Additional Rent hereunder and paid by Lessee to Lessor on demand. Notwithstanding anything contained in this Lease to the contrary, in the event Lessor receives a notice of default under Lessor’s Indenture relating to Lessee’s nonperformance of any covenants, terms or conditions of this Lease, which default is not cured by Lessee within the cure period specified in such Loan Documents, and regardless of whether such default would constitute an Event of Default or a Material Event of Default hereunder, Lessor shall have the immediate right to pay such sum or perform any such covenant, term and condition as necessary to avoid creating a default under such Indenture.

17.8      Lessee’s Right to Contest.

A.         Notwithstanding anything in this Lease or elsewhere to the contrary, upon receipt from Lessor of a written notice of an Event of Default on the part of Lessee pursuant to subsection 17.1 hereof (specifically excluding any Material Events of Default), if within thirty (30) days after receipt of such notice, Lessee shall, in good faith, elect to proceed under the arbitration procedures set forth in this Section 17.8 of this Lease, Lessor may not exercise the remedies of termination of this Lease or termination of any of Lessee’s rights of possession or other rights hereunder, or exercise other remedies provided at law or in equity, with respect to such alleged default(s) unless and until such arbitration procedures are completed in accordance with this Section 17.8 hereof and a Final Determination (as hereinafter defined) adverse to Lessee shall be rendered by the Arbitrator (as hereinafter defined) and Lessee shall further fail to cure such defaults(s) within fifteen (15) business days from the date of such Final Determination (or, if such default(s) cannot reasonably be cured within such fifteen (15)

business days, within such longer period of time as may be reasonably necessary to cure the same so long as Lessee shall proceed actively to correct the same).

B.         Any dispute for which arbitration is elected hereunder shall be settled by arbitration in Chicago, Illinois in accordance with the commercial arbitration rules then in effect of the American Arbitration Association (the “AAA Rules”). Notwithstanding the foregoing: (i) Lessor and Lessee each shall be allowed to conduct discovery through written requests for information, document requests, requests for stipulations of fact, and depositions; (ii) the nature and extent of such discovery shall be determined by the arbitrator, taking into account the needs of Lessor and Lessee and the desirability of making discovery expeditious and cost-effective; (iii) the arbitrator may issue orders to protect the confidentiality of information to be disclosed in discovery; and (iv) the arbitrator’s discovery rulings may be enforced in any court of competent jurisdiction.

C.         In the event that Lessor or Lessee asserts that there exists a dispute subject to arbitration pursuant to this Section 17.8, Lessor or Lessee, as the case may be, shall deliver a written notice to the other specifying the nature of the asserted dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of dispute (the “Disputing Person”) may, after such 30-day period, commence arbitration hereunder by delivering to the other a notice of arbitration (a “Notice of Arbitration”). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any dispute, the claims asserted and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the AAA Rules, if any.

D.         The arbitration shall be conducted in the State in accordance with the AAA Rules as in effect from time to time, except as modified by the agreement of the parties. The arbitration shall be conducted by a single, neutral arbitrator who is a licensed member of the bar of the State (the “Arbitrator”). The Arbitrator shall apply Illinois law to any claim submitted to arbitration and shall deliver a reasoned opinion of the basis for any determination. The Arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than ninety (90) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality, disregard of the law, or misconduct by the Arbitrator prejudicing the rights of Lessor or Lessee and to correct manifest clerical errors. In ruling on any claim, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such claim. The Arbitrator shall not have the authority to alter the terms of this Lease.

E.         The fees and expenses of the arbitration and the Arbitrator incurred in connection with the arbitration shall be the obligation of the non-prevailing party or, in the event that neither party effectively prevails, said fees and expenses shall be borne equally by Lessor and Lessee.

F.         Either Lessor or Lessee may enforce any Final Determination in any state or federal court of competent jurisdiction located in the State in which the Premises are located. For the purpose of any action or proceeding instituted with respect to any Final Determination, Lessor and Lessee each hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

Article 18

18.1      Lessor’s Default.    Lessor is in default under the terms of this Lease if Lessor fails in the performance of any of its obligations under this Lease, and such failure continues for a period of fifteen (15) days after Lessee shall have given Lessor written notice specifying such failure in the event of a default which may be cured solely by the payment of money, and thirty (30) days after Lessee shall have given Lessor written notice specifying any such failure which may not be cured solely by the payment of money; provided that if such non-monetary default complained of is of such a nature that the same cannot be completely remedied or cured within such thirty (30) day period, then such default shall not give Lessee the right to cure as hereinafter provided if Lessor shall have commenced curing such default within such thirty (30) day period, and shall proceed with reasonable diligence and in good faith to remedy the default complained of. Lessee has the right (but not the obligation) to cure such nonperformance. If Lessee expends any sums in curing Lessor’s default pursuant to this Section, all reasonable sums incurred by Lessee (together with interest accruing thereon at the Overdue Rate from and after the date that Lessee expends any such sums) (collectively “Lessee’s Expenditures”) shall be reimbursed by Lessor to Lessee within thirty (30) days following Lessor’s receipt of written demand therefor accompanied by supporting invoices.

18.2      Lessee’s Right to Cure Lessor’s Default.    If Lessor shall fail to make any payment or perform any act required to be made or performed under the deed of trust or other Loan Documents secured by the Leased Property, then Lessee may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessor. Lessor shall provide Lessee immediately with notice of any such occurrence of any default or event of default by Lessor under any such Loan Documents, or any event which with the giving of notice or passage of time could become an event of default thereunder, excluding events of default under such Loan Documents caused by Lessee and such Loan Documents shall provide that Lessee has a right to notice of and cure such defaults. All sums so paid by Lessee and all costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand.

Article 19

19.1      Holding Over.    Except as otherwise provided for in Section 6.2, if Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or earlier termination of the Term hereof such possession shall be as a month-to-month tenancy during which time for each month or partial month of its occupancy Lessee shall pay as rental (a) one hundred fifty percent (150%) of one-twelfth (1/12) of the annual Basic Rent payable during the last Lease Year of the Term, (b) all Additional Rent and (c) all other sums, if any, payable by Lessee pursuant to the provisions of this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease but shall have no rights thereunder other than the right to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

Article 20

20.1      No Recourse to Lessor.    No recourse shall be had against Lessor, or its successors or assigns, or its employees, officers, directors, shareholders or members for any claim based on any failure by Lessor in the performance or observance of any of the agreements, covenants or provisions contained in this Lease, except that recourse for any such failure shall be had solely to the extent of the value of the Leased Property and any rents derived therefrom. Nothing contained in the foregoing, however, shall restrict the right of Lessee to commence any proceeding against Lessor for the breach of its agreements or covenants contained in this Lease.

Article 21

21.1      Risk of Loss.    The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee, and Lessor shall in no event be answerable or accountable therefor. None of the events mentioned in this Section 21.1 shall entitle Lessee to any abatement of Basic Rent or Additional Rent, except as specifically provided herein.

Article 22

22.1      Indemnification by Lessee.    Lessee will protect, indemnify, save harmless and defend Lessor and Lessor’s Assignee, if any, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon or incurred by or asserted against Lessor or any of Lessor’s Assignee, if any, by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring during the Term, including any renewal or extension thereof, on or about the Leased Property or adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, non-use or condition in, on or about the Leased Property, or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways during the Term, including any renewal or extension thereof; (c) any Impositions; (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Leased Property or any part thereof, except to the extent performed by or at the direction of Lessor; (f) the nonperformance of any of the terms and provisions of any and all existing and future subleases of the Leased Property during the Term, including any renewal or extension thereof, to be performed by the Lessee thereunder; (g) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Materials on or from, the Leased Property prior to or during the Term, including any renewal or extension thereof, or by, or resulting from, the acts or omissions of, Lessee or its invitees or any third party having access through or under the Lessee to the extent removal or remediation of such Hazardous Materials is required by the Environmental Authorities; (h) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials during or prior to the Term, including any renewal or extension thereof; or (i) any failure on the part of Lessee to perform or comply with any obligation on the part of Lessee to be performed or complied with under any leases of equipment and any contracts relating to the service, maintenance and operation of the Leased Property whether entered into prior to or during the Term, including any renewal or extension thereof. Any amounts which become payable by Lessee under this Section shall be paid on demand, and if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate (or at the maximum rate permitted by law, whichever is the lesser) from the date of such determination to the date of payment. Lessee, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor, or any of Lessor’s Assignee, if any, and may compromise or otherwise dispose of the same as Lessee sees fit. Nothing herein shall be construed as indemnifying Lessor or any Lessor’s Assignee against its own negligent or willful acts or omissions. Lessee’s liability for a breach of the provisions of this Section arising during the Term hereof shall survive any termination of this Lease.

22.2      Indemnification of Lessor’s Assignee.    Notwithstanding the foregoing, the indemnification set forth in (g) above shall, with respect to Lessor’s Assignee, so long as Lessor’s Assignee is General Electric Capital Business Asset Funding Corporation, or its successors and assigns (whether as successor lessor to Lessor or lender in possession) (i) be deemed to include any presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Materials which migrate onto the Leased Property from any adjoining property, to the extent removal or remediation is required by the Environmental Authorities; (ii) not be deemed applicable to any indemnified party to the extent of receipt of any environmental insurance proceeds, provided (a) such indemnification shall be enforceable against Lessee during the period while any claim for such insurance proceeds is pending (subject to reimbursement of Lessee if Lessor or Lessor’s Assignee recovers insurance proceeds after enforcing and collecting on this indemnity, and (b) the insured or beneficiary of such insurance policy shall promptly file a claim with any environmental insurer of the Leased Property and diligently pursue the processing of such claim with the insurer.

Article 23

23.1      Assignment.    Except as provided below, Lessee may not assign, mortgage, pledge, hypothecate or otherwise transfer (“Transfer”) this Lease, its interest in the Leased Property, or any of its rights or obligations hereunder, or sublease the Leased Property, in whole or in part, by operation of law or otherwise, without the prior written consent of Lessor and Lessor’s Assignee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any net equivalent rent received by Lessee as a result of such sublet or assignment in excess of the Rent then payable by Lessee, less any expenses incurred by Lessee associated with the reletting, shall be divided equally between Lessor and Lessee. Lessor shall have the right to condition its consent to any proposed assignment, sublease or transfer upon the execution and delivery by Grantor of a reaffirmation of the Guaranty, in form and content reasonably acceptable to Lessor’s Assignee. No such assignment, mortgage, pledge, hypothecation or transfer of this Lease, sublease or any other relinquishment of possession or rights to any of the Leased Property shall in any way discharge or diminish any obligations of Lessee to Lessor hereunder and Lessee shall remain directly and primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions contained in this Lease to be performed by Lessee. In the event Lessor elects not to consent to a proposed sublease or assignment, Lessor shall have the right, in its sole discretion, to elect (but shall not be obligated to) terminate this Lease with respect to the portion of the Leased Property which was the subject of the proposed sublease or assignment, and to re-take possession thereof. Notwithstanding anything contained in Section 23.2 below or elsewhere in this Lease to the contrary, no Transfer by Lessee hereunder, whether permitted with or without Lessor’s consent, shall be effective unless and until Lessee obtains the written consent of Guarantor (as hereinafter defined) in accordance with the terms of the Guaranty (as hereinafter defined).

23.2      Permitted Assignment.    Provided that there shall have occurred no Material Event of Default (which, if curable, remains uncured) hereunder, Lessee may, upon notice to Lessor but without Lessor’s consent, assign or transfer its entire interest in this Lease and the leasehold estate hereby created to any of the following:

(a)	A Successor Corporation;

(b)	A Subsidiary; or

(c)	Any affiliate.

Lessee shall deliver notice of such assignment or transfer to Lessor, and evidence of the assumption by the transferee of Lessee’s obligations under this Lease. No such assignment or other transfer shall operate to release Lessee from its obligations hereunder.

23.3      Guaranty.    The validity of the Lease Guaranty, of even date herewith, by Guarantor to Lessor (the “Guaranty”) and the Guarantor’s obligations thereunder shall not be terminated, effected, diminished or impaired by reason of an assignment, subletting or other Transfer made in accordance with this Article 23 and permitted hereunder.

23.4      Leasehold Mortgage.    No leasehold mortgage shall be permitted without the prior written consent of Lessor’s Assignee.

Article 24

24.1      Lessor’s Right to Inspect.    Lessee shall permit Lessor and Lessor’s Assignee, if any, and their respective authorized representatives to inspect the Leased Property during usual business hours upon twenty-four (24) hours’ prior notice, provided, however, that such inspections shall not interfere with Lessee’s conduct of its business.

24.2      Financial Statements.    Upon written request by Lessor, no more than one (1) time per calendar year, Lessee shall promptly provide Lessor with Lessee’s most recent audited annual report and in addition, upon written request by Lessor, Lessee shall promptly provide Lessor with Lessee’s most recent publicly available quarterly financial report.

Article 25

25.1      No Waiver.    No failure by Lessor or by Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

Article 26

26.1      Remedies Cumulative.    Each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or by Lessee of any or all of such other rights, powers and remedies.

Article 27

27.1        Acceptance of Surrender.    No surrender to Lessor of this Lease or of the Leased Property or any part thereof or of any interest therein shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

Article 28

28.1        No Merger of Title.    There shall be no merger of this Lease or of the leasehold estate hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property or any interest therein.

Article 29

Intentionally omitted.

Article 30

30.1        Quiet Enjoyment.    So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or Lessor’s Assignee, if any, or anyone claiming by, through or under any of them, but subject to all liens and encumbrances of record.

Article 31

31.1        Notices.    All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and personally delivered (by Federal Express or another reputable, national overnight delivery service), addressed to the respective parties, as follows:

(a) if to Lessee:	Chicago Bridge & Iron Company
(Delaware)
1501 North Division Street
Plainfield, IL 60544-8984
Attention: Gary Avril

with a copy to:	Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 N. Broadway
St. Louis, Missouri 63102
Attention: John S. Meyer, Jr., Esq.

(b) if to Lessor:	Plainfield Partners, LLC
c/o Griffin Capital
3421 Manhattan Avenue
Manhattan Beach, California 90266
Attention: Kevin A. Shields

with a copy to:	Wildman, Harrold, Allen & Dixon
225 West Wacker Drive, Suite 2800
Chicago, Illinois 60606
Attention: Mary P. Higgins

(c) If to Lessor’s Assignee:	General Electric Capital Business
Asset Funding Corporation
1090 N.E. 4th Street, Suite 500
Bellevue, Washington 98004
Attention: Real Estate Department

or to such other address as either may hereafter designate, and shall be effective upon receipt as evidenced by a receipt signed by a Person at such address authorized to accept delivery, or upon refusal to accept delivery.

31.2        Amendments and Modifications.    Neither this Lease nor any provision hereof may be amended, waived, discharged or terminated except by an instrument in writing in recordable form signed by Lessor and Lessee.

31.3        Successors and Assigns.    All the terms and provisions of this Lease shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

31.4        Headings and Table of Contents.    The headings and table of contents in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

31.5        Counterparts.    This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

31.6        Governing Law.    THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE.

31.7        Estoppel Certificates.    Within twenty (20) days’ of the request of the other party, either party will execute, acknowledge and deliver to the other party a certificate stating (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), (b) the dates to which Rent and other sums payable hereunder have been paid, and (c) either that to the knowledge of the party no default exists under this Lease or specifying each such default of which the party has knowledge.

31.8        Subordination and Attornment.    This Lease shall be subject to and subordinate to the Indenture (as the same may be modified or supplemented from time to time) provided that any Lessor’s Assignee shall enter into a subordination, non-disturbance and attornment agreement in form satisfactory to Lessor, Lessor’s Assignee, and Lessee. However, if any of Lessor’s Assignee shall advise Lessor that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Lessor to Lessee, Lessee shall promptly execute, acknowledge and deliver any and all reasonable documents or instruments which Lessor or Lessor’s Assignee deems necessary to make this Lease prior thereto. Without limiting the foregoing, Lessee and Lessor hereby approve the form of Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit B.

31.9        Lessee’s Attornment Upon Foreclosure.    Lessee shall, upon request, attorn (i) to any purchaser of the Leased Property at any foreclosure sale or private sale conducted pursuant to any Indenture encumbering the Leased Property, or (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any deed of trust encumbering the Leased Property; provided that such purchaser, grantee or lessor recognizes Lessee’s rights under this Lease.

31.10        Submission To Jurisdiction; Waivers.    Each of the parties hereto hereby irrevocably and unconditionally:

(a)        submits for itself and its property in any legal action or proceeding relating to this Lease and the other operative Agreements to which it is a party (including, without limitation, Lessee’s Operating Agreement and the Loan Documents), or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the United States of America for the Northern District of Illinois, and the Seventh Circuit federal appellate court;

(b)        consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)        agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail) postage prepaid, to such party at its address set forth in Section 31.1 or at such other address of which the parties hereto shall have been notified pursuant thereto; and

(d)        agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

31.11        Waivers of Jury Trial.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LESSOR AND THE LESSEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LEASE OR ANY OTHER OPERATIVE AGREEMENT TO WHICH SUCH ENTITY IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN.

31.12        Miscellaneous.    Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, the Lessee and Lessor arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges or interest provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and recordable form signed by Lessor, Lessee and Lessor’s Assignee, if any. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State.

31.13        Memorandum of Lease.    Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in the form of Exhibit C attached hereto, signed by Lessor and Lessee and otherwise in recordable form, which memorandum shall then be recorded in the applicable public records in the county where the Land is located and/or in the public records of the State.

31.14        Brokers.

(a)        Lessor represents and warrants to Lessee that Lessor has had no dealings with any broker or agent in connection with this Lease other than Cohen Financial (“Broker”), whose commission shall be paid by Lessor. Lessor agrees to and does hereby indemnify and hold harmless Lessee from all loss, commission, finder’s fee, damage, cost, or expense (including attorneys’ fees) that Lessee may suffer as a result of any claim or action brought by the Broker and any broker acting or allegedly acting on behalf of Lessor in connection with this Lease and the obligations thereof

(b)        Lessee represents and warrants to Lessor that Lessee has had no dealings with any broker or agent in connection with this Lease other than Strategic Advisors, (“Lessee’s Broker”) whose commission shall be paid by Lessee. Lessee agrees to and does hereby indemnify and hold harmless Lessor from all loss, commission, finder’s fee, damage, cost, or expense (including attorneys’ fees) that Lessor may suffer as a result of any claim or action brought by Lessee’s Broker and any broker acting or allegedly acting on behalf of Lessee in connection with this Lease and the obligations thereof.

Article 32

32.1        Options To Extend Term.    So long as Chicago Bridge & Iron Company (Delaware), or a Successor Corporation, Subsidiary or affiliate is the Lessee hereunder and occupies the entirety of the Leased Improvements, and subject to the condition set forth in clause (b) below, Lessee shall have four (4) consecutive five (5) year options to extend the Term of this Lease with respect to the entirety of the Leased Property (each an “Extension Option”), subject to the following conditions:

(a)        Each Extension Option shall be exercised, if at all, by notice of exercise given to Lessor by Lessee not less than six (6) months prior to: (i) the expiration of the initial Term, or (ii) the expiration of the Extension Option, as applicable;

(b)        Anything herein to the contrary notwithstanding, if there is an existing, uncured Material Event of Default, either at the time Lessee exercises any Extension Option or on the commencement date of any subsequent Extension Option, as applicable, Lessor shall have, in addition to all of Lessor’s other rights and remedies provided in this Lease, the right to terminate such option(s) to extend upon notice to Lessee.

Notwithstanding anything contained in this Article 32 or elsewhere in this Lease to the contrary, no renewal or extension by Lessee hereunder shall be effective unless and until Lessee obtains the written consent of Guarantor in accordance with the terms of the Guaranty.

32.2        Rent.    In the event the applicable Extension Option is exercised in a timely fashion, the Lease shall be extended for the term of the applicable Extension Option upon all of the terms and conditions of this Lease, provided that the annual Basic Rent for the Leased Property for each extension period shall be the Fair Market Rent, as hereinafter defined “Fair Market Rent” as used herein, shall mean the Base Rent for a comparable tenant with comparable space in comparable buildings in a comparable market, as agreed upon between Lessor and Lessee within thirty (30) days of the Lessee’s notice of exercise of the option described (provided that in no event shall the Fair Market Rent be less than ninety percent (90%) of the Basic Rent in effect immediately prior to such Extension Option) and the determination of such Fair Market Rent shall be made assuming the Lessor will, during the Extension Option, have the obligation for roof maintenance

(including repair) of the buildings located on the Leased Property. Such obligation for repair and maintenance shall include normal wear, tear and obsolescence, but exclude any such maintenance or repair caused by Lessee’s acts, omissions or negligence. All other terms and conditions of the Lease set forth herein shall remain the same. If the parties are unable to agree upon the Fair Market Rent within 30 days after Lessee’s notice, they shall each appoint, within such 30 day period, a competent, disinterested real estate broker experienced in negotiating rent for a comparable tenant with comparable space in comparable buildings in a comparable market, who shall determine the Fair Market Rent. If the two brokers are unable to agree upon the Fair Market Rent within 30 days, they shall jointly appoint a third real estate broker, with the qualifications stated above, and the determination of the Fair Market Rent upon which any two of the brokers agree or, if none of the brokers agree, then the amount which is the average between the highest and the lowest, shall be the rent for the Extension Option in question (provided that in no event shall the Fair Market Rent be less than ninety percent (90%) of the Basic Rent in effect immediately prior to such Extension Option) and the determination of such Fair Market Rent shall be made assuming the Lessor will, during the Extension Option, have the obligation for roof maintenance (and repair) described above. The brokers shall promptly provide written notice to Lessor and Lessee (the “Rent Notice”) of the rental rate for the Extension Option as determined hereunder. If Lessee or Lessor deems, in its discretion, that the rental rate for the Extension Option, as determined hereunder and set forth in the Rent Notice, is unacceptable, then upon written notice to Lessor or Lessee (as the case may be) within thirty (30) days after Lessee’s or Lessor’s receipt of the Rent Notice, Lessee or Lessor may rescind Lessee’s exercise of the applicable Extension Option, without penalty, and the Lease shall thereafter expire in the same manner as if Lessee had not exercised said applicable Extension Option. Any broker appointed hereunder shall not take into account the amount of the Basic Rent in determining Fair Market Rent. Upon determination of the Fair Market Rent pursuant to the provisions of this Section, Lessor and Lessee shall amend this Lease to reflect the New Basic Rent, and for the first Extension Option, the provisions which relate to roof maintenance, repair and replacement. Each subsequent calculation of Fair Market Rent shall be made assuming Lessor shall be responsible for roof maintenance and replacement.

32.3        Guaranty.    The validity of the Guaranty and the Guarantor’s obligations thereunder shall not be terminated, effected, diminished or impaired by reason of Lessee’s exercise of any Extension Option hereunder and the extension of the term of this Lease thereby.

THIS LEASE CONTAINS A BINDING ARBITRATION PROVISION IN SECTION 17. THE ARBITRATION PROVISION MAY BE ENFORCED BY LESSOR AND BY LESSEE.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed as of the Effective Date.

LESSOR:

PLAINFIELD PARTNERS, LLC, a Delaware limited liability company

By:	PLAINFIELD ACQUISITIONS, LLC, a Delaware limited liability company
Its: Manager

By:
Kevin A. Shields
Managing Member

LESSEE:

CHICAGO BRIDGE & IRON COMPANY (DELAWARE), a Delaware corporation

By:	/s/ Gerald M. Glenn
Gerald M. Glenn
President and Chairman of the Board

IN WITNESS WHEREOF, the parties have caused this Lease to be executed as of the Effective Date.

LESSOR:

PLAINFIELD PARTNERS, LLC, a Delaware limited liability company

By:	PLAINFIELD ACQUISITIONS, LLC, a Delaware limited liability company
Its: Manager

By:	/s/ Kevin A. Shields
Kevin A. Shields
Managing Member

LESSEE:

CHICAGO BRIDGE & IRON COMPANY (DELAWARE), a Delaware corporation

By:

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